Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
1/20/2010
Contact: Scott Shockey or Bryna Butler, (740) 446-2631, 1-800-468-6682

OHIO VALLEY BANC CORP. INCREASES CASH DIVIDEND

On January 19, 2010, the Ohio Valley Banc Corp. [Nasdaq: OVBC] Board of Directors declared a cash dividend of $0.21 per common share payable on February 10, 2010 to shareholders of record on February 1, 2010.  The $0.21 per share dividend represents an increase of one cent (5 percent) from the $0.20 per share dividend paid in each of the previous three quarters.

“I am proud to report that our dedicated employees generated more than $6.6 million in net income for 2009, permitting us to make this increase,” stated Jeffrey E. Smith, Chairman and Chief Executive Officer.

Ohio Valley Banc Corp. has three subsidiaries: Ohio Valley Bank with 16 offices in Ohio and West Virginia, Loan Central with five offices in Ohio, and Ohio Valley Financial Services based in Jackson, Ohio.  Ohio Valley Banc Corp. stock is traded on the NASDAQ Global Market under the symbol OVBC. The company’s Web site is www.ovbc.com.